Exhibit 99.1

RETURN DATE:  SEPTEMBER 13, 2005

SENECA NIAGARA FALLS	:	SUPERIOR COURT
GAMING CORPORATION	:
	:	JUDICIAL DISTRICT OF
	:	NEW LONDON AT
V.	:	NEW LONDON
:
KLEWIN BUILDING COMPANY, INC.	:
and TD BANKNORTH, N.A.	:	AUGUST 24, 2005

VERIFIED COMPLAINT

COMES NOW Plaintiff Seneca Niagara Falls Gaming Corporation (“Seneca”) by and through its attorneys, and for its complaint states the following:

1.                                       Plaintiff Seneca Niagara Falls Gaming Corporation (“Seneca”) is a tribally chartered corporation established by the Seneca Nation of Indians, a federally recognized Indian tribe.

2.                                       Defendant, Klewin Building Company, Inc. (“Klewin”) is, upon information and belief, a Delaware corporation with an office in Norwich, Connecticut.

3.                                       Defendant TD BankNorth, N.A. (“BankNorth”) is, upon information and belief, a Delaware corporation with an office in Glastonbury, Connecticut.

4.                                       On October 15, 2003, Seneca, as owner, and Klewin, as design/builder, entered into an Owner-Design/Builder Agreement, whereby Klewin agreed to design and build a spa, hotel and casino for Seneca (the “Project”) for a Guaranteed Maximum Contract Sum of $153,048,497.00 (the “Contract”).  The Contract also required Klewin to promptly pay the architect, other design professionals, and its subcontractors the amount to which they were entitled in accordance with the terms of their respective contracts, upon receipt of payment from Seneca.

5.                                 During the Project, questions arose about the prompt payment to Klewin subcontractors and its architect.  In order to ensure that Klewin’s subcontractors and architect were promptly paid, the parties established a “positive pay” account with BankNorth.  It was represented to Seneca by both Klewin and BankNorth that Seneca could pay monies into the “positive pay” account and that only subcontractors listed on the payee register could receive funds from that account.  Klewin’s fee for the Project would be deposited into a second, separate account unrestricted by the “positive pay” agreement.

6.                                       On August 10, 2005, Seneca provided Klewin with a notice of default because of Klewin’s failure to promptly pay the architect and Klewin’s acknowledgement that it would not deliver the Project within the Guaranteed Maximum Contract Sum required by the Contract.  The notice gave Klewin seven days to cure these defaults.

7.                                       On August 12, 2005, Seneca paid $14,551,977.49 into the BankNorth positive pay account based upon the representation that those monies would be used to pay Klewin’s subcontractors and architect as listed on the payee register.  At the same time, Seneca deposited an additional $325,771.67 into the unrestricted Klewin account for Klewin’s fee.

8.                                       Subsequently, Seneca was informed by Klewin’s counsel that BankNorth “swept” the $14,551,977.49 out of the positive pay account, and that the subcontractors listed on the payee register had not been paid.

9.                                       As a result of not being paid, several of the subcontractors have threatened to walk off the Project.

FIRST COUNT (Injunction in Aid of Arbitration as to Klewin)

1-9                                The allegations of paragraphs 1 through 9 are hereby incorporated by reference and restated as paragraphs 1 through 9 of this First Count.

10.                                 By its conduct described above, Klewin has breached the Contract.

11.                                 As a result of this dispute, Seneca has demanded arbitration pursuant to the Contract, seeking a determination that Klewin has breached the Contract and an order requiring Klewin to account for the funds paid to it by Seneca and requiring Klewin to pay the subcontractors the amounts to which they are entitled.

12.                                 Pursuant to Conn. Gen. Stat. § 52-422, Seneca is entitled to an injunction to aid in the prosecution of that arbitration.  An injunction is necessary to prevent Klewin from further breaching the Contract and to ensure that funds are available for payment of the subcontractors.

13.                                 Klewin’s actions have caused and, unless restrained, will continue to cause Seneca severe, immediate, and irreparable injury for which Seneca has no adequate remedy at law.  Specifically, if the subcontractors remain unpaid, Seneca will be compelled to pay them directly (over and above the sums already paid to Klewin for their benefit) to ensure their continued performance and the Project’s target completion date of December 31, 2005 will be compromised.  Additionally, on August 23, counsel for Klewin indicated to Seneca that Klewin does not have money available to pay the subcontractors, and that it may be unable to complete the Project.  Also on August 23, two of Klewin’s most senior on-site representatives failed to appear at the Project.

SECOND COUNT (Constructive Trust as to BankNorth)

1-9.                             The allegations of paragraphs 1 through 9 are hereby incorporated by reference and restated as paragraphs 1 through 9 of this First Count.

14.                                 On August 12, 2005, Seneca conveyed $14,551,977.49 to BankNorth based on the representation that these funds would be used only for the payment of the subcontractors and architect as listed on the pay register of the positive pay account, and not in any other manner.

15.                                 A confidential relationship existed between BankNorth and Seneca.

16.                                 In light of the confidential relationship between BankNorth and Seneca, BankNorth should not retain or use monies held in the positive pay account.

17.                                 Upon information and belief, BankNorth abused a confidence to Seneca by retaining or using monies held in the positive pay account for its own purposes.

18.                                 Banknorth’s actions have caused and, unless restrained, will continue to cause Seneca severe, immediate, and irreparable injury for which Seneca has no adequate remedy at law, as specified above.

PRAYER FOR RELIEF

WHEREFORE, the Plaintiff prays that judgment be granted by this Court in the following particulars:

1.                                       Temporary and permanent injunctive relief requiring that Defendants return to the positive pay account the $14,551,977.49 that has been removed from that account.

2.                                       Temporary and permanent injunctive relief enjoining Defendants from utilizing the $14,551,977.49 that has been removed from the positive pay account, other than for payment of Klewin’s subcontractors and architect on the Project.

3.                                       An order requiring Klewin to disclose any and all property, real or personal, in which the defendant has an interest and any and all debts owing to the defendant.

4.                                       An order creating a constructive trust of the $14,551,977.49.

5.                                       Such other and further relief as this court deems just.

PLAINTIFF – SENECA NIAGRA
FALLS GAMING CORPORATION

BY	/s/ Derek T. Werner
Michael J. Donnelly
Derek T. Werner
Murtha Cullina LLP
CityPlace I – 185 Asylum Street
Hartford, CT 06103-3469
Telephone: (860) 240-6000
Facsimile: (860) 240-6150
Its Attorneys